EXHIBIT 10.16
STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”) is made as of September 25, 2009, by and among Anthera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the persons and entities (each, an “Investor” and collectively, the “Investors”) listed on the Schedule of Investors attached hereto as Exhibit A (the “Schedule of Investors”).
SECTION 1
Sale and Issuance of Common Stock
     1.1 Authorization and Escrow. The Company will, prior to the Closing (as defined below), authorize the sale and issuance to the Investors of a number of shares of the Company’s Common Stock (the “Shares”), par value $0.001 per share, equal to $20,000,000 divided by the Purchase Price (as defined below). On or prior to September 28, 2009, each Investor shall deposit with Fremont Bank (the “Escrow Agent”), pursuant to the Escrow Agreement attached as Exhibit B (the “Escrow Agreement”), the amount set forth opposite such Investor’s name on the Schedule of Investors, to be held in escrow (and not as the Company’s property) for release at the Closing (or if earlier, for payment to the Investors, as provided in the Escrow Agreement).
     1.2 Initial Public Offering. Prior to the Closing, the Company shall have closed a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the aggregate net proceeds to the Company (after underwriting discounts, commissions and fees) are at least $50,000,000 (an “IPO”).
     1.3 Sale and Issuance of Shares. Subject to the terms and conditions of this Agreement, at the Closing, each Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell and issue to each Investor, shares of Common Stock (the “Shares”) for the cash amount set forth opposite such Investor’s name on the Schedule of Investors. The purchase price per Share shall be equal to the price per share at which shares of the Company’s Common Stock are sold to the public in the IPO minus any per-share underwriting discounts, commissions or fees (the “Purchase Price”). The Company’s agreement with each Investor is a separate agreement, and the sale and issuance of the Shares to each Investor is a separate sale and issuance.
SECTION 2
Closing Dates and Delivery
     2.1 Closing. Unless this Agreement has been terminated in accordance with Section 7.2 hereof, the purchase, sale and issuance of the Shares shall take place simultaneously with the closing of the IPO (the “Closing”) and shall occur at the offices of the Company, 25801 Industrial Blvd., Suite B, Hayward, California 94545 at 10:00 a.m. local time, provided that all the conditions contained in Sections 5 and 6 have been satisfied or waived (other than those conditions which, by their terms or by their nature, will only be satisfied at the Closing, but subject to the satisfaction of such conditions), or at such other time or location as the parties may agree in writing.
     2.2 Delivery. At the Closing, the Company or its transfer agent will deliver to each Investor a certificate registered in such Investor’s name representing the number of Shares that such Investor is purchasing in the Closing, or shall deliver such Shares to such Investor’s account through the facilities of a registered trust company and clearing agency, against payment of the purchase price therefor as set forth in the column designated “Aggregate Purchase Price” opposite such Investor’s name on the Schedule of Investors, by wire transfer in accordance with the Company’s instructions. Each Investor shall receive that number of Shares equal to the quotient of (x) the amount set forth in the column designated “Aggregate Purchase Price” opposite such Investor’s name on the Schedule of Investors divided by (z) the Purchase Price per Share.
     2.3 Fractional Shares. All Share numbers shall be rounded down and no fractional shares shall be issued. In lieu of the Company issuing any fractional shares to an Investor at the Closing, the Company shall return to each Investor any amount by which the “Aggregate Purchase Price” paid by such Investor exceeds the actual aggregate Purchase Price of the Shares received by such Investor.
SECTION 3
Representations, Warranties and Covenants of the Company
     Except as set forth on the disclosure schedule delivered herewith (the “Schedule of Exceptions”), the Company hereby represents and warrants to each Investor as of the date of this Agreement as set forth below.
     3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Escrow Agreement, to issue and sell the Shares, and to carry out the provisions of this Agreement and the Escrow Agreement. TRX Services Limited (the “Subsidiary”) has been duly organized and is validly existing as a corporation in good standing under the laws of the United Kingdom, with corporate power and authority to own or lease its properties and conduct its business. The Company and the Subsidiary are duly qualified to do business and are in good standing as foreign corporations in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) makes such qualification necessary, except for such jurisdictions where the failure to so qualify would not (i) have a material adverse effect on the earnings, business, management, properties, assets, rights, operations, condition (financial or otherwise) or prospects of the Company and of the Subsidiary taken as a whole or (ii) prevent the consummation of the transactions contemplated hereby (the occurrence of any such effect or any such prevention described in the foregoing clauses (i) and (ii) being referred to as a “Material Adverse Effect”).
     3.2 Subsidiaries. Other than the Subsidiary, the Company does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, association, or other business entity.
     3.3 Capitalization; Voting Rights.
          (a) The authorized capital stock of the Company, immediately prior to the Closing, consists of (i) thirty million (30,000,000) shares of Common Stock, par value $0.001 per share, two million seven hundred sixty-seven thousand five hundred thirty-five (2,767,535) of which are issued and outstanding, (ii) eighteen million eight hundred eighty thousand nine hundred thirty-nine (18,880,939) shares of Preferred Stock, par value $0.001 per share, of which (A) nine hundred forty-five thousand nine hundred thirty-nine (945,939) shares have been designated Series A-1 Preferred Stock, par value $0.001 per share, nine hundred forty-five thousand nine hundred thirty-nine (945,939) of which are issued and outstanding, (B) two million eight hundred thousand (2,800,000) shares have been designated Series A-2 Preferred Stock, par value $0.001 per share, two million seven hundred seventy-four thousand five hundred ninety-four (2,774,594) of which are issued and outstanding, (C) four million seven hundred ten thousand (4,710,000) shares have been designated Series B-1 Preferred Stock, par value $0.001 per share, four million seven hundred two thousand six hundred forty (4,702,640) of which are issued and outstanding and (D) ten million four hundred twenty-five thousand (10,425,000) shares have been designated Series B-2 Preferred Stock, par value $0.001 per share, five million five hundred twenty-three thousand three hundred thirty-seven (5,523,337) of which are issued and outstanding. The Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B-1 Preferred Stock and the Series B-2 Preferred Stock are referred to collectively as the “Preferred Stock.” A detailed schedule of the Company’s holders of Common Stock and Preferred Stock is set forth in Schedule 3.3(a) of the Schedule of Exceptions.
          (b) Under the Company’s 2005 Equity Incentive Plan (the “Plan”), (i) one million four hundred twenty five thousand thirty five (1,425,035) shares have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options, (ii) options to purchase two million two hundred eighty one thousand thirty nine (2,281,039) shares are currently outstanding, and (iii) fifty one thousand one hundred fifty six (51,156) shares of Common Stock remain available under the Plan for future issuance to officers, directors, employees and consultants of the Company. A detailed schedule of the Company’s optionholders holding options issued under the Plan is set forth in Schedule 3.3(b) of the Schedule of Exceptions.
          (c) Other than the shares reserved for issuance under the Plan and except as may be granted pursuant to this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities. A detailed schedule of the Company’s optionholders (except as described in Schedule 3.3(b)) or warrantholders is set forth in Schedule 3.3(c) of the Schedule of Exceptions.
          (d) All issued and outstanding shares of the Company’s Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities; and (iii) are subject to a right of first refusal in favor of the Company upon transfer.
          (e) All options granted and Common Stock issued vest as follows: twenty-five percent (25%) of the shares vest one (1) year following the vesting commencement date, with the remaining seventy-five percent (75%) vesting in equal monthly installments over the next three (3) years. No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of (i) termination of employment or consulting services (whether actual or constructive); (ii) any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by the Company; or (iii) the occurrence of any other event or combination of events.
          (f) The rights, preferences, privileges and restrictions of the shares of the Preferred Stock are as stated in the Restated Certificate. Each outstanding share of Preferred Stock is convertible into the Company’s Common Stock on a one-for-one basis as of the date hereof. When issued against payment therefor in accordance with this Agreement, the Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, that the Shares shall be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.
          (g) All outstanding shares of Common Stock and Preferred Stock, and all shares of Common Stock and Preferred Stock issuable upon the exercise or conversion of outstanding options, warrants or other exercisable or convertible securities are subject to a market standoff or “lockup” agreement of not less than 180 days following the Company’s initial public offering.
     3.4 Authorization; Binding Authority. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement and Escrow Agreement, the performance of all obligations of the Company hereunder and thereunder at the Closing, and the authorization, sale, issuance and delivery of the Shares pursuant hereto has been taken. This Agreement and the Escrow Agreement, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that restrict the availability of equitable remedies. The sale of the Shares is not subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.
     3.5 Financial Statements. The Company has delivered to the Investors the consolidated financial statements of the Company and the Subsidiary, together with related notes and schedules for the year ended December 31, 2008 and for the six months ended June 30, 2009 (the “Financial Statements”), which present fairly the financial position and the results of operations and cash flows of the Company and the consolidated Subsidiary, at the indicated dates and for the indicated periods. Such Financial Statements have been prepared in accordance with generally accepted principles of accounting (“GAAP”), consistently applied throughout the periods involved, except as disclosed therein, and all adjustments necessary for a fair presentation of results for such periods have been made. Except as disclosed on the Schedule of Exceptions, the Company and the Subsidiary do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” within the meaning of Financial Accounting Standards Board Interpretation No. 46R). Except as disclosed in the Schedule of Exceptions, neither the Company nor the Subsidiary is aware of (i) any material weakness in its internal control over financial reporting or (ii) change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
     3.6 Liabilities. The Company has no material liabilities and, to the best of its knowledge, has no material contingent liabilities, except current liabilities incurred in the ordinary course of business which have not been, either in any individual case or in the aggregate, materially adverse.
     3.7 Agreements; Action.
          (a) Except for agreements explicitly contemplated hereby and agreements between the Company and its employees with respect to the sale of the Company’s Preferred Stock, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, employees, affiliates or any affiliate thereof.
          (b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) future obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000, or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses by the Company of “off the shelf” or other standard products), or (iii) provisions restricting the development, manufacture or distribution of the Company’s products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the ordinary course of business).
          (c) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred or guaranteed any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the ordinary course of business) individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $250,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.
          (d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.
          (e) Other than as disclosed in Section 3.7 of the Schedule of Exceptions, the Company has not engaged in the past three (3) months in any discussion (i) with any representative of any other business or businesses regarding the consolidation or merger of the Company with or into any such other business or businesses, (ii) with any corporation, partnership, limited liability company, or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company, or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up, of the Company.
     3.8 Obligations to Related Parties. There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board). No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company).
     3.9 Intellectual Property.
          (a) The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.
          (b) The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.
          (c) The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company’s business as proposed to be conducted. Each employee, officer and consultant of the Company has executed a proprietary information and inventions agreement in substantially the form previously provided to Investors. No employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment with the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company and which are disclosed in the Schedule of Exceptions.
          (d) The Company is not aware of any prior art that would invalidate any of the issued patent claims. The Company is also not aware of any prior art that would invalidate claims in the pending patent applications directed to 1) the pharmaceutical composition comprising one or more statins and one or more sPLA2 inhibitors; or 2) methods of treating dyslipidemia, methods of decreasing cholesterol levels, LDL levels, or triglyceride levels using one or more sPLA2 inhibitors. Further, the Company is not aware of any prior art by a party other than Eli Lilly and Company (“Lilly”), Shionogi & Co. Ltd. (“Shionogi”), or the Company that would invalidate any of the pending patent application claims directed to the treatment of cardiovascular diseases or a condition associated with cardiovascular disease using one or more sPLA2 inhibitors. The patents and patent applications referred to in the prior three sentences include those currently licensed or owned by the Company.
     3.10 Compliance with Other Instruments. Neither the Company nor the Subsidiary is or with the giving of notice or lapse of time or both, will be, (i) in violation of its certificate or articles of incorporation, by-laws or other organizational documents or (ii) in violation of or in default under any agreement, lease, contract, indenture or other instrument or obligation to which it is a party or by which it, or any of its properties, is bound and, solely with respect to this clause (ii), which violation or default would have a Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated and the fulfillment of the terms hereof will not conflict with or result in a breach of (i) any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any of their respective properties is bound, except for such conflicts, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the certificate or articles of incorporation or by-laws of the Company or (iii) any law, order, rule or regulation judgment, order, writ or decree applicable to the Company or the Subsidiary of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction, except for such conflicts or breaches that would not, individually or in the aggregate, have a Material Adverse Effect.
     3.11 Indebtedness. Neither the Company nor its subsidiaries has any outstanding Indebtedness. “Indebtedness” means, without duplication all (a) indebtedness for borrowed money, (b) notes payable, whether or not representing obligations for borrowed money, (c) obligations representing the deferred purchase price for property or services, (d) obligations secured by any mortgage or lien on property owned or acquired subject to such mortgage or lien, whether or not the liability secured thereby shall have been assumed, (e) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be so reflected in the Company’s balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (f) that portion of any lease payments due under leases required to be capitalized in accordance with generally accepted accounting principles consistently applied, provided however, that Indebtedness shall not include trade payables and trade debt.
     3.12 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened in writing against the Company that questions the validity of this Agreement and the Escrow Agreement, or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for any of the foregoing (a “Material Adverse Change”). The foregoing includes, without limitation, actions pending or, to the Company’s knowledge, threatened in writing involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or to its knowledge subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.
     3.13 Employees. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company. The Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement, nor has the Company ever maintained or contributed to any employee benefit plan subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). The Company has never contributed to any “multi-employer plan” as such term is defined in ERISA. To the Company’s knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company; and to the Company’s knowledge the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees. There are no actions pending, or to the Company’s knowledge, threatened, by any former or current employee concerning such person’s employment by the Company.

     3.14 Registration Rights and Voting Rights. Except as may be required by the Rights Agreement (as defined below), the Company is presently not under any obligation, and has not granted any rights, to file a registration statement with the United States Securities and Exchange Commission in respect of any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued. To the Company’s knowledge, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.
     3.15 Compliance with Laws; Permits. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would cause a Material Adverse Change. No United States domestic governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or the issuance of the Shares, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company and the Subsidiary possesses such permits, certificates, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business of the Company as currently conducted and as currently contemplated to be conducted, including without limitation, all such registrations, approvals, certificates, authorizations and permits required by the United States Food and Drug Administration (the “FDA”) and/or other federal, state, local or foreign agencies or bodies engaged in the regulation of clinical trials, pharmaceuticals, or biohazardous substances or materials, except where the failure so to possess would not, singly or in the aggregate, have a Material Adverse Effect; the Company is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, have a Material Adverse Effect; and the Company has not received any written notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect. Where required by applicable laws and regulations of the FDA, the Company has submitted to the FDA an Investigational New Drug Application or amendment or supplement thereto for a clinical trial it has conducted or sponsored or is conducting or sponsoring, except where such failure would not, singly or in the aggregate, have a Material Adverse Effect; all such submissions were in material compliance with applicable laws and rules and regulations when submitted and no material deficiencies have been asserted by the FDA with respect to any such submissions, except any deficiencies which could not, singly or in the aggregate, have a Material Adverse Effect. The Company has operated and currently is in compliance with the United States Federal Food, Drug, and Cosmetic Act, all applicable rules and regulations of the FDA and other federal, state, local and foreign governmental bodies exercising comparable authority, except where the failure to so operate or be in compliance would not, individually or in the aggregate, have a Material Adverse Effect. The preclinical and clinical studies conducted by or, to the Company’s knowledge, on behalf of the Company were, and, if still pending, are being, conducted in all material respects in accordance with the protocols submitted to the FDA, and all applicable laws and regulations; and the Company has not received any written notice or correspondence from the FDA or any foreign, state or local governmental body exercising comparable authority requiring the termination, suspension, or clinical hold of any tests or preclinical or clinical studies, or such written notice or correspondence from any Institutional Review Board or comparable authority requiring the termination or suspension of a clinical study, conducted by or on behalf of the Company, which termination, suspension, or clinical hold would reasonably be expected to have a Material Adverse Effect.
     3.16 Environmental and Safety Laws. To its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Company’s knowledge, by any other person or entity on any property owned, leased or used by the Company. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.
     3.17 Material Changes. Since June 30, 2009, there has not been:
          (a) any change in the assets, liabilities, financial condition, or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been and are not expected to be, individually or in the aggregate, materially adverse;
          (b) any damage, destruction, or loss, whether or not covered by insurance, that would cause a Material Adverse Change;
          (c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;
          (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that would not cause a Material Adverse Change;
          (e) any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;
          (f) any material change in any compensation arrangement or agreement with any employee, officer, director, or stockholder;
          (g) any sale, assignment, or transfer of any proprietary assets;

          (h) any resignation or termination of employment of any officer, key employee, or key consultant, or any group of key employees or consultants, of the Company;
          (i) any mortgage, pledge, transfer of a security interest in, or lien created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;
          (j) any material change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty, or otherwise;
          (k) any declaration, setting aside of payment, or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company; or
          (l) any agreement or commitment by the Company to do any of the things described in this Section 3.17.
     3.18 Offering Valid. Assuming the accuracy of the representations and warranties of the Investors contained in Section 4 hereof, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.
     3.19 Title to Properties and Assets; Liens, Etc.. The Company has good and marketable title to its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the Financial Statements, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (c) those that have otherwise arisen in the ordinary course of business.
     3.20 Tax. The Company and the Subsidiary have filed all federal, state, local and foreign tax returns which have been required to be filed and have paid all taxes indicated by such returns and all assessments received by them or any of them to the extent that such taxes have become due and are not being contested in good faith and for which an adequate reserve for accrual has been established in accordance with GAAP, except as would not have a Material Adverse Effect. All material tax liabilities have been adequately provided for in the financial statements of the Company, and the Company does not know of any actual or proposed additional material tax assessments.

     3.21 Investment Company Act. Neither the Company nor the Subsidiary is or, after giving effect to the offering and sale of the Shares contemplated hereunder and the application of the net proceeds from such sale, will be an “investment company” within the meaning of such term under the Investment Company Act of 1940 as amended (the “1940 Act”), and the rules and regulations of the Securities and Exchange Commission thereunder.
     3.22 Internal Controls and Disclosures. The Company and the Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) under the Exchange Act); the Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations of the Exchange Act, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.
     3.23 Money Laundering Laws. The operations of the Company and the Subsidiary are and have been conducted at all times in compliance in all material respects with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or the Subsidiary with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.
     3.24 OFAC. Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
     3.25 Insurance. The Company and the Subsidiary carry, or are covered by, insurance in such amounts and covering such risks as the Company reasonably deems adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses and in similar industries.

     3.26 Foreign Corrupt Practices Act. Neither the Company nor the Subsidiary nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or the Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company, the Subsidiary and their respective affiliates have conducted their businesses in compliance in all material respects with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. Neither the Company nor the Subsidiary has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law.
     3.27 No Integration. The Company has not sold or issued and will not sell or issue any securities that would be integrated with the offering of the Shares pursuant to the Securities Act, the rules and regulations promulgated thereunder, or the interpretations thereof by the Securities and Exchange Commission.
     3.28 Full Disclosure. The Company has provided the Investors with all information requested by such Investors in connection with their decision to purchase the Shares. Neither this Agreement, the exhibits hereto, the Escrow Agreement nor any other document delivered by the Company to Investors or their attorneys or agents in connection herewith or therewith at the Closing or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor, to the Company’s knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.
     3.29 Registrable Securities. The Company and the undersigned Investors, constituting the holders of at least a majority of the Registrable Securities (as defined in the Rights Agreement). agree and acknowledge that the Shares, when issued, shall be deemed “Registrable Securities” for all purposes under the Company’s Second Amended and Restated Investors’ Rights Agreement dated July 17, 2009, as may be further amended from time to time (the “Rights Agreement”). By execution of this Agreement, each Investor expressly waives, on behalf of itself and all holders of such rights, (i) any right of first refusal or other participation right with respect to the Shares granted to such Investor pursuant to Section 4 of the Rights Agreement and (ii) all rights it may have to notice of such sale of the Shares pursuant to the Purchase Agreement pursuant to Sections 4.2 and 4.4 of the Rights Agreement.
SECTION 4
Representations, Warranties and Covenants of the Investors
     Each Investor hereby, severally and not jointly, represents and warrants, as of the date hereof and as of the Closing, to the Company as follows:

     4.1 Investment Intent. Such Investor is acquiring the Shares, for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Shares.
     4.2 Preexisting Relationship; Investment Experience. Such Investor has a preexisting personal or business relationship with the Company or any of its officers, directors or controlling persons. Such Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that such Investor can protect its own interests. Such Investor has such knowledge and experience in financial and business matters so that such Investor is capable of evaluating the merits and risks of its investment in the Company.
     4.3 Speculative Nature of Investment. Such Investor understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks. Such Investor can bear the economic risk of such Investor’s investment and is able, without impairing such Investor’s financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of such Investor’s investment.
     4.4 Access to Data. Such Investor has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning the Agreement, the exhibits and schedules attached hereto and thereto and the transactions contemplated by the Agreement, as well as the Company’s business, management and financial affairs, which questions were answered to its satisfaction. Such Investor believes that it has received all the information such Investor considers necessary or appropriate for deciding whether to purchase the Shares. Such Investor understands that such discussions, as well as any information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects, but were not necessarily a thorough or exhaustive description. Such Investor acknowledges that any business plans prepared by the Company have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results. Such Investor also acknowledges that it is not relying on any statements or representations of the Company or its agents for legal advice with respect to this investment or the transactions contemplated by the Agreement.
     4.5 Accredited Investor. The Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.
     4.6 Residency. The residency of the Investor (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth on the Schedule of Investors.

     4.7 Rule 144. Such Investor acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations. Such Investor acknowledges and understands that notwithstanding any obligation under the Rights Agreement, the Company may not be satisfying the current public information requirement of Rule 144 at the time the Investor wishes to sell the Shares, and that, in such event, the Investor may be precluded from selling such securities under Rule 144, even if the other requirements of Rule 144 have been satisfied. Such Investor acknowledges that, in the event all of the requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Shares. Such Investor understands that, although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.
     4.8 Authorization
          (a) Such Investor has all requisite power and authority to execute and deliver the Agreement, to purchase the Shares hereunder and to carry out and perform its obligations under the terms of the Agreement. All action on the part of the Investor necessary for the authorization, execution, delivery and performance of the Agreement, and the performance of all of the Investor’s obligations under the Agreement, has been taken or will be taken prior to the Closing.
          (b) The Agreement, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms except: (i) to the extent that the indemnification provisions contained in the Rights Agreement may be limited by applicable law and principles of public policy, (ii) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (iii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.
          (c) No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Investor in connection with the execution and delivery of the Agreement by the Investor or the performance of the Investor’s obligations hereunder or thereunder.
     4.9 Brokers or Finders. Such Investor has not engaged any brokers, finders or agents, and neither the Company nor any other Investor has, nor will, incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement.
     4.10 Market Stand-Off Agreement. Such Investor acknowledges and agrees that the Shares shall be subject to the market stand-off provisions in Section 2.13 of the Rights Agreement.
SECTION 5
Conditions to Investors’ Obligations to Close
     Each Investor’s obligation to purchase the Shares at the Closing is subject to the fulfillment on or before the Closing of each of the following conditions, unless waived in writing by the applicable Investor purchasing the Shares in the Closing:
     5.1 Representations and Warranties. The representations and warranties made by the Company in Section 3.1 shall be true and correct in all material respects as of the date of such Closing.
     5.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing shall have been performed or complied with in all material respects.
     5.3 Consummation of IPO. The IPO shall have been consummated and trading in the Company’s Common Stock shall not have been suspended by the Securities and Exchange Commission. Neither the Company nor any Investor shall have paid, or owe, any underwriting commission, discount, fee or other amount to any underwriter in the IPO with respect to the Shares.
     5.4 Legal Opinion. At the Closing, the Company shall have delivered to the Investors, dated as of Closing, an opinion from Goodwin Procter, LLP, counsel for the Company, substantially in the form attached hereto as Schedule 1.
     5.5 Escrow Agreement. The Escrow Agreement by and among the Company, the Investors and the Escrow Agent shall be in full force and effect.
SECTION 6
Conditions to Company’s Obligation to Close
     The Company’s obligation to sell and issue the Shares at the Closing is subject to the fulfillment on or before the Closing of the following conditions, unless waived in writing by the Company:
     6.1 Representations and Warranties. The representations and warranties made by the Investors in the Closing in Section 4 shall be true and correct when made and shall be true and correct in all material respects as of the date of such Closing.

     6.2 Covenants. All covenants, agreements and conditions contained in the Agreements to be performed by Investors on or prior to the date of the Closing shall have been performed or complied with in all material respects as of the date of the Closing.
     6.3 Escrow Agreement. The Escrow Agreement by and among the Company, the Investors and the Escrow Agent shall be in full force and effect.
SECTION 7
Miscellaneous
     7.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided, however, that the Company may not assign its obligations under this Agreement without the written consent of the Investors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
     7.2 Termination. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Company and the Investors; provided, however, that if the closing of the IPO does not occur prior to January 31, 2010, this Agreement shall terminate automatically and be of no further force and effect.
     7.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California in all respects as such laws are applied to agreements among California residents entered into and performed entirely within California, without giving effect to conflict of law principles thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of Alameda, California.
     7.4 Facsimile; Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     7.6 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to an Investor at the address set forth on the Schedule of Investors attached hereto or at such other address or electronic mail address as the Company or such Investor may designate by ten (10) days advance written notice to the other parties hereto. If notice is given to the Company, a copy shall also be sent to Bradley A. Bugdanowitz, Goodwin Procter, LLP, Three Embarcadero Center, 24th Floor, San Francisco, CA 94111 (which copy shall not constitute notice to the Company).
     7.7 Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Investors from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.
     7.8 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.
     7.9 Entire Agreement; Amendments and Waivers. This Agreement, including the exhibits attached hereto, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. The Company’s agreements with each of the Investors are separate agreements, and the sales of the Shares to each of the Investors are separate sales. Nonetheless, any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors. Any waiver or amendment effected in accordance with this Section shall be binding upon each party to this Agreement and any holder of any Shares purchased under this Agreement at the time outstanding and each future holder of all such Shares.
     7.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
     7.11 Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any person, firm, corporation or stockholder, other than the Company and its officers and directors in their capacities as such, in making its investment or decision to invest in the Company. Each Investor agrees that no other Investor nor the respective controlling persons, officers, directors, partners, agents, stockholders or employees of any other Investor shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase and sale of the Shares.
     7.12 Further Assurance. From time to time, the Company shall execute and deliver to the Investors such additional documents and shall provide such additional information to the Investors as any Investor may reasonably require to carry out the terms of this Agreement and any agreements executed in connection herewith or therewith, or to be informed of the financial and business conditions and prospects of the Company.
     7.13 Waiver of Jury Trial. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
     7.14 Dispute Resolution. Any dispute arising out of or in connection with the transactions contemplated by this Agreement will be resolved solely by confidential binding arbitration in San Francisco, California according to the then current commercial arbitration rules of JAMS. Each party shall bear its own attorneys’ fees, expert witness fees, and costs connected to such arbitration.
(signature page follows)

EXHIBIT 10.16
     IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

COMPANY:

ANTHERA PHARMACEUTICALS, INC.

By:	/s/ Paul F. Truex

Paul F. Truex
President and Chief Executive Officer

Address:	25801 Industrial Blvd.
Suite B
Hayward, CA 94545

INVESTOR:

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P.
VANTAGEPOINT VENTURE PARTNERS IV, L.P.
VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P.

By:	VantagePoint Venture Associates IV, L.L.C., its General Partner

By:	/s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

     IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

INVESTOR:

SOFINNOVA VENTURE PARTNERS VI, L.P.,

as nominee for
SOFINNOVA VENTURE PARTNERS VI, L.P.
SOFINNOVA VENTURE PARTNERS VI GMBH CO. K.G.
SOFINNOVA VENTURE AFFILIATES VI, L.P.

By: Sofinnova Management VI, LLC its General Partner

By:	/s/ James Healy

Name: James Healy
Title: Managing Member

     IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

INVESTOR:

A. M. PAPPAS LIFE SCIENCE VENTURES III, L.P.

By: /s/ Ford S. Worthy

Name: Ford S. Worthy

Title: Partner and CFO

INVESTOR:

PV III CEO FUND, L.P.

By: /s/ Ford S. Worthy

Name: Ford S. Worthy

Title: Partner and CFO

     IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

INVESTOR:

CAXTON ADVANTAGE LIFE SCIENCES FUND, L.P.

By: Caxton Advantage Venture Partners, L.P., Its General Partner

By: Advantage Life Science Partners, LLC, its Managing Partner

By:	/s/ Rachel Leheny

Name: Rachel Leheny
Title: Member

INVESTOR:

HBM BIOCAPITAL

HBM BioCapital (EUR) L.P.
By: HBM BioCapital Ltd.
Its: General Partner
/s/ John Arnold

By: John Arnold
Its: Chairman & Managing Director

HBM BioCapital (USD) L.P.
By: HBM BioCapital Ltd.
Its: General Partner
/s/ John Arnold

By: John Arnold
Its: Chairman & Managing Director

EXHIBIT 10.16
EXHIBIT A
SCHEDULE OF INVESTORS

Aggregate
Investor	Purchase Price
VantagePoint Venture Partners IV (Q), L.P. 1001 Bayhill Drive, Suite 300 San Bruno, CA 94066	$8,280,659.71

VantagePoint Venture Partners IV, L.P. 1001 Bayhill Drive, Suite 300 San Bruno, CA 94066	$828,979.95

VantagePoint Venture Partners IV Principals Fund, L.P. 1001 Bayhill Drive, Suite 300 San Bruno, CA 94066	$30,161.34

Sofinnova Venture Partners VI, L.P. 140 Geary Street, 10th Floor San Francisco, CA 94108	$5,902,150.00

A. M. Pappas Life Science Ventures III, L.P. P.O. Box 110287 Research Triangle Park, NC 27709	$1,451,117.95

PV III CEO Fund, L.P. P.O. Box 110287 Research Triangle Park, NC 27709	$90,165.05

Caxton Advantage Life Sciences Fund, L.P. 500 Park Avenue New York, NY 10022 Attention: Rachel Leheny Email: rleheny@caxtonadvantage.com	$1,708,383.00

HBM BioCapital (EUR) L.P. John Arnold HBM BioCapital Ltd. Centennial Towers, 3rd Floor 2454 West Bay Road Grand Cayman Cayman Islands	$1,452,125.55

Aggregate
Investor	Purchase Price
HBM BioCapital (USD) L.P. John Arnold HBM BioCapital Ltd. Centennial Towers, 3rd Floor 2454 West Bay Road Grand Cayman Cayman Islands	$256,257.45

TOTAL	$20,000,000.00